Exhibit 99.2

FINAL TRANSCRIPT

CCBN StreetEvents Conference Call Transcript

ACAT - Q2 2004 Arctic Cat Inc. Earnings Conference Call

Event Date/Time: Oct. 16. 2003 / 11:30AM ET

Event Duration: N/A

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CORPORATE PARTICIPANTS

Christopher Twomey

Arctic Cat, Inc. - Chairman, President, CEO

Timothy Delmore

Arctic Cat, Inc. - CFO, Secretary

CONFERENCE CALL PARTICIPANTS

Shawn Brumbaugh

Padilla Speer Beardsley, Inc.

Edward Aaron

RBC Capital Markets - Analyst

Joseph Hovorka

Raymond James - Analyst

PRESENTATION

Operator

Ladies and genlemen, thank you for standing by, and welcome to the Arctic Cat second-quarter 2004 earning conference call. During the presentation, all participants will be in a listen-only mode, and afterwards we will conduct the question-and-answer session. As a reminder, this conference is being recorded today, Thursday, October 16, 2003.

I would now like to turn the conference over to Ms. Shawn Brumbaugh from Padilla Speer Beardsley. Please go ahead, ma’am.

Shawn Brumbaugh - Padilla Speer Beardsley, Inc.

Thank you. Thank you for joining us this morning. I’m Shawn Brumbaugh with Padilla Speer Beardsley. Chris Twomey, Chief Executive Officer of Arctic Cat, will be leading our call today. Also with me this morning is Tim Delmore, Arctic Cat’s Chief Financial Officer.

All of you should have received a copy of the release reporting results for the second quarter ended September 30, 2003. Chris will take a few minutes to talk about highlights of the past three months, and then Tim will take you through the financials.

Before we begin, I must preface all comments with a Safe Harbor Statement. Some of the comments made today will be forward-looking and are made under the Private Securities Litigation Reform Act of 1995. Actual results may differ, and factors that may cause such results to differ are identified in the company’s report on Form 10-K.

Now, I will turn the call over to Arctic Cat’s CEO, Chris Twomey. Chris?

Christopher Twomey - Arctic Cat, Inc. - Chairman, President, CEO

Thanks, Shawn. Thanks, everyone, for joining us this morning. We’re pleased with our sales and earnings for the second quarter. Both were in line with our expectations. Last year at this time, we reported that the second quarter was the largest sales and earnings quarter in the company history. I’m happy to be able to report that this year’s second quarter was even better, and as a result, earnings are at the high end of expectations.

Retail sales of snowmobiles just began in September and October, so it’s a little early to estimate how the year will finish. However, early retail sales to date are ahead of last year.

Also, attendance at all the fall snowmobile consumer shows are equal to or better than last year. This is particularly encouraging since the snow conditions last year in many areas of the country were the worst we have ever seen. Snowmobile consumers are still very enthusiastic about their sport.

Retail sales for the ATV industry continue to grow, and Arctic Cat’s sales are again outpacing the industry. Attendance at ATV fall consumer shows is significantly higher than last year. It’s great to also see the strong interest of the ATV customer.

As I said earlier, our retail sales are outpacing the ATV industry sales despite the fact that we have not been selling sleds in two of the fastest growing segments — the greater than 500 CC, or big bore, category and the sports performance market. Our new 650 Twin, which is a big bore machine, began arriving at our dealers in early October, and we think retail sales of this model should further strengthen our retail sales performance.

The sport performance market makes up over 20 percent of the overall ATV market and until now we have not been participating in this important segment. Our new 400 DVX has been very well received by our dealers and customers alike. In the long-term, this will be an increasingly important segment for Arctic Cat, and in the short-term it will further strengthen our current retail sales. Year to date, both of our exciting product lines are meeting our expectations, and we expect the same performance for the remainder of the fiscal year.

At this point, I’d like to ask Tim to comment on the numbers, and then I’ll be happy to answer any questions that anybody has.

 Timothy Delmore   - Arctic Cat, Inc. - CFO, Secretary

Good morning. I would also like to welcome you to the conference call. Today I will be focusing on reviewing highlights of our second quarter financial performance as well as our outlook for the third quarter and the full year.

Net sales for the second quarter were $237.7 million versus $211.2 million for the second quarter last year. A 17 percent, or $16.9 million, increase in snowmobiles sales, and a 14 percent or $11.4 million increase in ATV sales, offset a planned decrease in second-quarter parts, garments and accessories sales, or PG&A sales. Our gross profits for the quarter were $56.2 million versus $53 million. The gross profit percentage for the quarter increased slightly to 23.6 percent, compared to 25.1 percent for the second quarter last year, due to more ATV’s and less PG&A in the sales mix.

Quarterly selling, general, and administrative expenses were $24.6 million versus $23 million for the same quarter of last year. Net income for the quarter increased 5 percent to $21.6 million versus $20.5 million. Our diluted earnings per share increased 8 percent to 98 cents, versus 91 cents per share a year ago.

Next, I would like to review Arctic Cat’s financial performance for the first six months of fiscal ‘04. Year-to-date net sales increased 9 percent to $314.8 million, versus $289.5 million a year ago. Net earnings were $21.7 million versus $22.5 million, while diluted earnings per share were 98 cents. On a year-to-date basis, a 22 percent increase in ATV sales and 3 percent increase in snowmobiles sales offset a planned first-half 4 percent decrease in parts, garments and accessories sales. We continue to expect full- year PG&A sales to be up over last year.

Our year-to-date gross profits increased 4 percent to $74.7 million versus $71.8 million. And our year-to-date gross profit percentage decreased slightly to 23.7 percent versus 24.8 percent, again, primarily due to increased ATV sales in the mix and less PG&A sales. Our year-to-date SG&A expenses increased to $43.2 million from $39.4 million.

We ended the quarter with a strong balance sheet, with $41 million in cash and zero debt. Inventories increased to $108 million due to a planned increase in ATV units, including our exciting new DVX sports model that will be shipped in October.

We repurchased 843,000 shares of Class B common stock from Suzuki Motor Corporation this quarter. The buyback returned Suzuki’s ownership to the 32 percent level. We have approximately 700,000 shares remaining under our current share repurchase authorization.

Year-to-date capital expenditures totaled $11.2 million, and depreciation was $9.5 million. We expect full-year 2004 capital expenditures to total $27 million and depreciation to be approximately $17 to $18 million.

Looking ahead to full-year fiscal 2004, we are continuing to target an eight percent earnings per share growth to the $1.39 to $1.41 range, versus $1.30 adjusted EPS for last year. We expect our sales to end the year at the $595 million to $607 million range, and we anticipate our ATV sales to grow approximately 10 plus percent; our parts, garments, and accessories sales to grow 3 to 4 percent; and our snowmobile sales to be flat to down 2 percent. For our third quarter, we anticipate our sales will be in the $177 million to $185 million range compared to $176.2 million for the same period last year.

Net earnings for the quarter are estimated to be in the 43 to 47 cents per share range, compared to 53 cents for the same quarter last year. However, if we exclude non-recurring items, our comparable third-quarter earnings were 38 cents per share for the third quarter last year.

I’d like to thank you for your attention, and operator, we’d now like to open it up for any questions.

QUESTION AND ANSWER

Operator

Edward Aaron, RBC Capital Markets.

Edward Aaron  - RBC Capital Markets - Analyst

Thanks. Good morning, gentleman. A few questions for you. First, I was hoping to get your retail growth rate for ATV’s in the second quarter? And second, when you look at the gross margins this quarter — I understand the mix shift because of PG&A, but could you maybe help quantify the impact that promotional spending might have had on the quarter?

And then, I’m struggling a little bit with understanding the Q3 guidance. There seems to be an expectation for a pretty significant mix shift toward ATVs in the third quarter, and you’re still looking for a 50 basis point — at least 50-basis-point improvement in operating margin. So just wondering how you are going to get there with that mix shift?

Christopher Twomey

I will talk about the retail sales of ATVs in Q2. Again, as I said, the industry is growing, and our — we have outperformed the industry. In fact, our retail growth year-to-date is double what the — in the U.S., our retail growth is double what the industry is growing. So we are outperforming the industry in the U.S.

Edward Aaron  - RBC Capital Markets - Analyst

Okay.

Tim Delmore

Ed, you want to repeat your questions again — the financial questions?

Edward Aaron  - RBC Capital Markets - Analyst

In the second quarter, the impact of promotions on gross margin. I understand the low PG&A sales, but — kind of a little surprised at the magnitude of the gross margin change. So just wondering how much promotions played into that number?

Tim Delmore

Again, I don’t know how we would quantify that, but I will say that the promotions we planned and communicated were as planned, and so we really have no surprise in margins.

Edward Aaron  - RBC Capital Markets - Analyst

My last question was just on the third-quarter guidance. It sounds like there is going to be a pretty big mix shift toward ATVs, but you’re still looking for some pretty good margin improvement in the quarter. Just wondering how you’re going to get there, since ATVs are a lower margin category?

Tim Delmore

Again, you are correct. We are going to ship through more (ph) snowmobiles next quarter and more ATVs, and again, margins have a number of factors in them, as you know. Mix is important in each product line, currency and sales incentives… so it’s just a combination of those items.

Edward Aaron  - RBC Capital Markets - Analyst

Are you assuming less incentive spending for the quarter compared to last year or —?

Tim Delmore

Yes, we are expecting some less incentives to be announced.

Edward Aaron  - RBC Capital Markets - Analyst

Nice quarter.

Operator

Joseph Hovorka, Raymond James.

Joseph Hovorka  - Raymond James - Analyst

Hi, guys. Just a couple quick questions — one on the stock that you bought back from Suzuki. What did you pay for that?

Tim Delmore

Joe, we paid – there’s a formula in our agreement with them, and it’s based on the 20-day prior rolling average, or the 20-day rolling average prior to the purchase. So I don’t remember exactly what it was. It was in around the $21 range. But it’s a formula based on the average of the prior 21 days.

Joseph Hovorka - Raymond James - Analyst

And do you know what the average share count is going to look like in the December quarter? Because that purchase was done towards the end of the September quarter, correct?

Tim Delmore

Right. The middle of September.

Joseph Hovorka - Raymond James - Analyst

Do you know what the share count is going to look like in December?

Tim Delmore

It should be in the 21 million range.

Joseph Hovorka  - Raymond James - Analyst

Okay. And then when you were answering the last question, you said that you expect lower incentives going into the December quarter. What has the trend been so far I guess in the last couple of months on the incentive trend? I guess I had the feeling that things were getting a little bit more promotional in the industry. Am I wrong in assuming that?

Christopher Twomey

I think that the promotional — particularly on the ATV side, the promotions have been greater this year than they were last year, and we’ve said that all along. I have not seen anything — we haven’t seen anything that convinces me that it’s going to be to dramatically different going ahead.

Joseph Hovorka  - Raymond James - Analyst

So you would not expect an improvement in the December quarter then?

Christopher Twomey

It’s going to be more than last year. We have got it in our plan.

Operator

There appear to be no other questions, sir. I will turn the call back over to you.

Christopher Twomey  - Arctic Cat, Inc. - Chairman, President, CEO

I’d like to thank all of you for joining us. We look forward to updating you on our progress at the end of the third quarter, and we are all anxiously looking out the window for snow. Thanks very much.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation, and ask that you please disconnect your line.

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